EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2008 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in National Grid’s Annual Report on Form 20-F for the year ended March 31, 2008.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, UK
20 November 2008